Exhibit 99.1

SORL Auto Parts Reports Financial Results

For the First Quarter of 2012

ZHEJIANG, China, May 15, 2012 -- SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or the “Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Financial Highlights

•	Revenues for the first quarter of 2012 were $44.6 million;
•	China domestic aftermarket sales rose 14.0% year-over-year;
•	Gross margin was 27.4% in the first quarter of 2012;
•	Net Income was $2.3 million, or $0.12 per diluted share, in the first quarter of 2012;
•	Cash flow from operating activities was $4.3 million and free-cash-flow was generated.

Mr. Xiaoping Zhang, SORL's Chief Executive Officer and Chairman, stated, “We experienced severe headwinds from the domestic OEMs to international markets in this quarter. However, we outperformed the heavy duty truck market, as we benefited from our solid performance in our domestic aftermarket segment and through our continued efforts in fostering relations with our distributors and introducing new products to end customers. After the automotive market experienced a weak year in 2011, the sales decline in the Chinese truck OEM market continued to widen during the first quarter of 2012. Higher fuel price and slower construction activities continued to depress downstream customer demand for new trucks. We remain focused to expand our market share with OEMs through our broadened product offerings. As a result, our sales to the bus and construction equipment markets increased. For the first time in many years, our international sales suffered a sequential double-digit decline. While the unstable environment in the Middle East negatively impacted our sales in the region, we see good volume growth in Europe. ”

Ms. Jinrui Yu, SORL’s Chief Operating Officer, commented, “Our investments in higher- graded production equipment and new product development over the past two years started to generate positive outcomes. In an inflationary environment where labor costs are rising, we are proud to have maintained one of highest gross margins in the industry with our strengthened production efficiency and improved pricing power across all market segments. Our continued positive cash flows resulted from operating activities coupled with reduced capital expenditures, which enabled us to book solid free-cash-flow of nearly $4 million. We have significantly reduced short-term debt with increased receivable collections and expanded customer prepayments. With our improved financial standings, new products and enhanced operational fundamentals, we are well positioned to generate stronger earnings when market regains its growth momentum.”

Financial Performance

For the first quarter of 2012, net sales were $44.6 million, compared to $52.0 million for the first quarter of 2011. Revenues from the Company’s domestic OEM customers were $25.8 million, compared to $32.0 million for the first quarter of 2011, reflecting a 19.4% year over year decline. Revenues from China's domestic aftermarket were $9.8 million, a 14.0% increase over the previous year’s first quarter. Revenues from international markets were $9.0 million, compared to $11.4 million from the same period in 2011.

The sales decrease, which reflected China’s macroeconomic climate, was primarily due to the 11.4% decline in production of OEM commercial vehicles and the 32.0% decline of heavy-duty truck production, as compared with the first quarter in 2011. International sales decreased by 21.1% to $9.0 million for the first quarter of 2012. The decrease in international sales is multifold. The ongoing European debt crisis and currency depreciation in certain markets caused some customers lower their inventory levels. The instability in the Middle Eastern countries restricted customer purchases from those countries. Nevertheless, the increased number of vehicles in operation in China, stricter safety measures and the expiration of OEM warranties helped to increase SORL’s aftermarket sales. Growing recognition of new products with new features in the OEM market and aftermarket helped our sales during the three months ended March 31, 2012. Additionally, higher sales in the construction equipment market and increased market shares in the bus OEM market partially offset the sales decline in the truck OEM market in the first quarter of 2012.

The gross profit for the first quarter of 2012 was $12.2 million, slightly lower than the gross profit of $14.6 million, for the first quarter of 2011. Gross margin was 27.4%, slightly lower than the 28.1% gross margin in the same period of 2011. The gross margin decrease was primarily the result of higher material and labor expenses, and the appreciation in the value of the Chinese currency against other currencies. The Company believes that its focus on improving production efficiencies and increasing the sales of higher-profit new products will help maintain or improve its gross profit margin.

Operating expenses increased by 4.8% to $8.9 million in the first quarter of 2012 from $8.5 million in the first quarter of 2011. As a percentage of revenue, the operating expense margin increased to 19.9% in the first quarter of 2012 from 16.3% in the same quarter of 2011 mainly due to lower sales.

Selling and distribution expenses were $3.2 million, or 7.1% of quarterly revenue compared with $3.1 million, or 5.9% of revenues in the same quarter of 2011.

General and administrative (G&A) expenses in the first quarter of 2012 were $3.9 million, or 8.7% of revenue compared with $2.9 million, or 5.5% in the first quarter of 2011. The rise in expenses was mainly due to higher labor costs and business expansion expenditures.

Research and development (R&D) expenses were almost $1.3 million, or 2.8% of revenue in the first quarter of 2012 compared with $2.0 million, or 3.8% in the first quarter of 2011. The focus of the R&D program was mainly to develop higher-margin electronically controlled mechatronic products and upgrades to the Company’s traditional valve products to capture market share.

Operating income was $3.3 million for the first quarter of 2012 compared to $6.1 million for the same quarter of 2011. The reduced operating income reflects lower sales and gross profit, and primarily higher administrative expenses. The operating margin percentage was 7.5% in the first quarter of 2012, lower than 11.7% in the first quarter of 2011, but higher than 5.9% in the fourth quarter of 2011.

Net income attributable to stockholders for the first quarter of 2012 was $2.3 million, or $0.12 per basic and diluted share, compared with $4.9 million, or $0.25 million per basic and diluted share, in the first quarter of 2011.

As of March 31, 2012, the Company had cash and cash equivalents of $15.7 million compared to $17.1 million on December 31, 2011. Bank acceptance notes to vendors decreased to $0.7 million from $5.6 million at December 31, 2011. Total equity increased to $176.9 million at the end of March 2012 compared with $174.1 million at December 31, 2011. Net cash flow from operating activities was $4.3 million. At March 31, 2012, working capital was $118.8 million with a current ratio of 4.2 to 1.

Recent Developments

In January 2012, the Company announced that it expected to generate RMB60 million in sales in 2012 as the exclusive supplier of breathing spring brake chambers to its OEM customers' Shaanxi Auto, JAC and Beiqi Foton for their latest vehicles. The new breathing spring brake chamber is a timely response to the changing requirements of OEM customers' new vehicle models. The Company's new breathing spring brake chambers provide higher performance, reliability and quality than older spring chambers to enhance road safety. The Chinese government is implementing new regulations to improve vehicle and driving safety which will enhance the sales potential of the Company's new spring brake chamber.

In January 2012, the Company announced that its subsidiary, Ruili Group Ruian Auto Parts Co., Ltd., was awarded a "Class A Supplier" designation from Zoomlion Mobile Crane Branch ("Zoomlion") and it will supply approximately 70% of the brake systems and related components to Zoomlion's crane truck fleet in 2012. Zoomlion Mobile Crane Branch is a division of Changsha Zoomlion Heavy Industry Science & Technology Development Co., Ltd., China’s leading manufacturer of construction machinery equipment. SORL is the only brake system supplier to achieve the Class A Supplier title by Zoomlion. As a Class A Supplier of Zoomlion, SORL expects to receive large volume orders, preferential payment terms, and strategic cooperation. In 2011, SORL started to supply Zoomlion crane trucks with braking air processing unit (APU) technology. As the relationship progressed and evolved, SORL moved to provide Zoomlion's crane trucks with the entire brake system and related components, which would upgrade the braking technology and safety.

In March 2012, Ms. Jinrui Yu replaced Mr. Baojian Tao as the Company’s Chief Operating Officer. With more than 15 years of experience in the auto parts industry, Ms. Yu has served as the Company’s Production and International Market Vice President since August 2009.  From 2004 to 2009, Ms. Yu served as the Company’s Export Department Manager. Prior to that, Ms. Yu served as the International Sales Manager of Ruili Group Co., Ltd., which specializes in manufacturing auto parts, and from 1997 to 1999, Ms. Yu worked in the OEM market sales department of Ruili Group Co., Ltd. Ms. Yu holds a Bachelor degree from Fudan University and is fluent in English.

Business Outlook

For fiscal year 2012, management expects net sales to be approximately $225million and net income to be approximately $14.6million. These targets are based on the Company’s current views on the operating and market conditions, which are subject to change.

“We will continue to benefit from the opportunities in the Chinese domestic aftermarket where the safety requirement bar has been raised. We are confident to maintain our OEM customer base and market position while penetrating new markets and earning new customers. Internationally, we plan to enhance SORL brand image through attendance of more industry exhibitions. More specifically, we will build a stronger international marketing network focused on exploring high-value foreign markets, and actively marketing to the large automotive chain stores that directly sell to end users,” Ms. Yu concluded.

Conference Call

Management will host a conference call on Tuesday, May 15, 2012 at 8:00 a.m. EDT / 8:00 p.m. Beijing Time to discuss its 2012 first quarter financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, or +1-201-689-8565 for international callers. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. EDT on June 15, 2012. The replay dial-in numbers are: U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Account “286” and Conference ID “394057” to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. ranked No. 1 for market share in the segment for commercial vehicles brake systems, such as trucks and buses, in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake system and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Ben Chen

VP. Finance & Corporate Secretary

+86 13868890009

+86 577 6581 7721

Email: ben@sorl.com.cn

Kevin Theiss
Grayling
Tel: +1-646-284-9409
Email: kevin.theiss@grayling.com

- Tables follow –

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
March 31, 2012 and December 31, 2011

		March 31, 2012		December 31, 2011
		(Unaudited)
Assets
Current Assets
Cash and Cash Equivalents	US	$15,736,035	US	$17,116,692
Accounts Receivable, Net of Provision		65,595,672		65,344,441
Bank acceptance notes from customers		11,272,803		17,980,145
Inventory		53,790,171		56,377,556
Prepayments		5,972,254		2,484,026
Other current assets		3,095,991		4,960,061
Deferred tax assets		688,233		605,539
Total Current Assets		156,151,159		164,868,460
Fixed Assets
Machinery		50,152,349		49,879,491
Molds		1,386,277		1,384,825
Office equipment		1,477,877		1,439,305
Vehicle		1,952,294		1,853,111
Building		8,898,044		8,888,723
Machinery held under capital lease		18,185,136		18,166,087
Construction in progress		1,630,705		1,503,200
Less: Accumulated Depreciation		(32,756,723)		(30,905,671)
Property, Plant and Equipment, Net		50,925,959		52,209,071
Leasehold Improvements in Progress		388,640		375,604

Land Use Rights, Net		15,034,686		15,111,078

Other Non-Current Assets

Intangible Assets		176,055		175,871
Less: Accumulated Amortization		(96,523)		(92,237)
Intangible Assets, Net		79,532		83,634
Security Deposits On Lease Agreement		1,881,861		1,879,890
Total Other Non-Current Assets		1,961,393		1,963,524
Total Assets	US	$224,461,837	US	$234,527,737

Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable, including $307,521 and $524,148 due to related parties at March 31, 2012 and December 31, 2011, respectively.	US	$7,367,425	US	$10,772,396
Bank acceptance notes to vendors		670,448		5,589,678
Deposit Received from Customers		5,158,450		5,074,532
Short term bank loans		11,702,079		16,448,527
Income tax payable		742,526		273,781
Accrued Expenses		9,115,202		8,808,788
Current Portion Of Capital Lease Obligations		2,353,696		2,305,125
Other Current Liabilities, including $210,874 and $143,950 due to related parties at March 31, 2012 and December 31, 2011, respectively.		282,083		467,850
Total Current Liabilities		37,391,909		49,740,677

Non-Current Liabilities
Non-Current Portion Of Capital Lease Obligations		9,874,226		10,469,265
Deferred tax liabilities		250,552		236,385
Total Non-Current Liabilities		10,124,778		10,705,650

Total Liabilities	US	$47,516,687	US	$60,446,327

Stockholders' Equity

Preferred Stock - No Par Value; 1,000,000 authorized; none issued and outstanding as of March 31, 2012 and December 31, 2011		-		-
Common Stock - $0.002 Par Value; 50,000,000 authorized,
19,304,921 and 19,304,921 issued and outstanding as of
March 31, 2012 and December 31, 2011		38,609		38,609
Additional Paid In Capital		42,199,014		42,199,014
Reserves		8,608,443		8,375,392
Accumulated other comprehensive income		22,146,120		21,910,957
Retained Earnings		86,711,198		84,610,260
Total SORL Auto Parts, Inc. stockholders' equity		159,703,384		157,134,232
Noncontrolling Interest In Subsidiaries		17,241,766		16,947,178
Total Equity		176,945,150		174,081,410
Total Liabilities and Stockholders' Equity	US	$224,461,837	US	$234,527,737

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For The First Quarter Ended on March 31, 2012 and March 31, 2011

		Three Months Ended March 31,
		2012	2011

Sales	US	$44,598,241	51,992,965
Include: sales to related parties		586,789	904,947
Cost of Sales		32,381,944	37,403,946

Gross Profit		12,216,297	14,589,019

Expenses:
Selling and Distribution Expenses		3,170,902	3,069,228
General and Administrative Expenses		3,857,757	2,866,448
Research and development expenses		1,267,156	1,978,901
Financial Expenses		594,897	567,352

Total Expenses		8,890,712	8,481,929

Operating Income		3,325,585	6,107,090

Other Income		351,845	205,248
Non-Operating Expenses		(60,896)	(8,137)

Income (Loss) Before Provision for Income Taxes		3,616,534	6,304,201

Provision for Income Taxes		1,018,656	949,743

Net Income	US	$2,597,878	5,354,458

Other Comprehensive Income - Foreign Currency Translation Adjustment		265,862	1,534,176

Total Comprehensive Income		2,863,740	6,888,634

Less:
Net income attributable to Noncontrolling Interest In Subsidiaries		263,889	500,135

Other Comprehensive Income Attributable to Non-controlling Interest's Share		30,699	153,418

Total Comprehensive Income Attributable to Non-controlling Interest's Share		294,588	653,553

Net Income Attributable to Stockholders		2,333,989	4,854,323

Other Comprehensive Income Attributable to Stockholders		235,163	1,380,758

Total Comprehensive Income Attributable to Stockholders		2,569,152	6,235,081

Weighted average common share - Basic		19,304,921	19,304,921

Weighted average common share - Diluted		19,304,921	19,304,921

EPS - Basic		0.12	0.25

EPS - Diluted		0.12	0.25

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For The First Quarter Ended on March 31, 2012 and March 31, 2011

		Three Months Ended March 31,
		2012	2011

Cash Flows from Operating Activities
Net Income	US	$2,597,878	5,354,458
Adjustments to reconcile net income (loss) to net cash
from operating activities:
Bad Debt Expense		27,775	-
Depreciation and Amortization		1,939,592	1,688,888
Loss on disposal of Fixed Assets		2,333	-
Changes in Assets and Liabilities:
Account Receivables		(648,998)	(9,744,191)
Bank acceptance notes from customers		6,722,671	15,249,986
Other Currents Assets		1,461,199	(540,196)
Inventory		2,645,103	(5,112,991)
Prepayments		(3,483,826)	(399,564)
Deferred tax assets		(82,017)	35,194
Accounts Payable and Bank acceptance notes to vendors		(8,336,880)	3,274,639
Income Tax Payable		468,213	7,808
Deposits Received from Customers		78,584	(2,294,562)
Other Current Liabilities and Accrued Expenses		913,965	812,543
Deferred tax liabilities		13,912	13,296
Net Cash Flows from Operating Activities		4,319,504	8,345,308

Cash Flows from Investing Activities
Acquisition of Property and Equipment		(367,457)	(2,987,014)
Proceeds of disposal of fixed assets		3,096	-
Leasehold Improvements in Progress		(31,069)	-

Net Cash Flows from Investing Activities		(395,430)	(2,987,014)

Cash Flows from Financing Activities
Proceeds from (Repayment of) Bank Loans		(4,761,199)	48,104
Repayment of capital lease		(559,570)	-

Net Cash flows from Financing Activities		(5,320,769)	48,104

Effects on changes in foreign exchange rate		16,038	92,484

Net Change in Cash and Cash Equivalents		(1,380,657)	5,498,882

Cash and Cash Equivalents- Beginning of the year		17,116,692	6,691,078

Cash and cash Equivalents - End of the period	US	$15,736,035	12,189,960

Supplemental Cash Flow Disclosures:
Interest Paid		233,931	551,121
Tax Paid		618,429	893,444